Exhibit 4.3
                                                                    -----------

                                 First Amendment
                                       to
                          Beacon Properties Corporation
                           Amended and Restated Bylaws

         WHEREAS, Section 2-503 of the Maryland General Corporation Law has been revised (effective October 1, 1996) to permit a corporation to increase the stockholder vote required to call a special meeting of the stockholders of the corporation to as much as a majority; and

         WHEREAS, the Board of Directors desires to amend the Amended and Restated Bylaws (the "Bylaws") of Beacon Properties Corporation (the "Company") to increase the stockholder vote required to call a special meeting of the stockholders of the Company from 25% to a majority.

         NOW THEREFORE:

                  1. Section 2(a) of the Bylaws of the Company is hereby amended by deleting Section 1.04 thereof in its entirety and replacing it with the following:

                           1.04 SPECIAL MEETINGS. The Chairman of the Board, the
                  President or a majority of the Board of Directors may call special meetings of the stockholders. In addition, the Secretary of the corporation shall call a special meeting of the stockholders on the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

         IN WITNESS WHEREOF, this First Amendment to the Bylaws has been adopted by the Board of Directors of the Company as of October 31, 1996.